Exhibit 4.5

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

FAVRILLE, INC.

WARRANT TO PURCHASE COMMON STOCK

March 7, 2006

Void After March 7, 2011

THIS CERTIFIES THAT, for value received, [       ], or assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Favrille, Inc., a Delaware corporation, with its principal office at 10421 Pacific Center Court, Suite 150, San Diego, California 92121 (the “Company”) up to [       ] shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”).  This Warrant is being issued pursuant to that certain Securities Purchase Agreement dated March 6, 2006 by and among the Company and the individuals and entities (including the Holder) listed on the Schedule of Purchasers attached thereto as Exhibit A (the “Purchase Agreement”).

1.                                      DEFINITIONS.  As used herein, the following terms shall have the following respective meanings:

(a)           “Exercise Period” shall mean the period commencing the date hereof and ending five years from the date hereof, unless sooner terminated as provided below.

(b)           “Exercise Price” shall mean $5.26 per share, subject to adjustment pursuant to Section 5 below.

(c)           “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.

2.                                      EXERCISE OF WARRANT.

2.1          Exercise Procedures.  The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, or as otherwise required pursuant to Section 2.3 hereof, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a)           An executed Notice of Exercise in the form attached hereto;

(b)           Payment of the Exercise Price either (i) in cash or by check, (ii) by cancellation of indebtedness, or (iii) pursuant to Section 2.2 below; and

(c)           This Warrant.

Upon the exercise of the rights represented by this Warrant, Exercise Shares shall be delivered by the transfer agent of the Company to the Holder or its designee by crediting the account of the Holder’s or such designee’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise, within a reasonable time after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2          Net Exercise.  Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash or by check, or by cancellation of indebtedness, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

Where    X =          the number of shares of Common Stock to be issued to the Holder

Y =                              the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =                            the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =                              Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the “fair market value” of one share of Common Stock shall mean (i) the average of the closing sales prices for the shares of Common Stock on the Nasdaq National Market or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg

Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the 10 consecutive trading days immediately preceding such date, or (ii) if the Nasdaq National Market is not the principal trading market for the shares of Common Stock, the average of the reported sales prices reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no sales price for such period, the last sales price reported by Bloomberg for such period, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if fair market value cannot be calculated as of such date on any of the foregoing bases, the fair market value shall be as determined by the Board of Directors of the Company in the exercise of its good faith judgment.

2.3          Required Exercise.  Notwithstanding anything herein to the contrary, if after the second (2nd) anniversary of the date of this Warrant, the fair market value (as defined in Section 2.2) of a share of Common Stock for any 30 consecutive trading days (a “Measurement Period”) exceeds 200% of the then-effective Exercise Price, the Company may, within five (5) trading days after any such period, deliver written notice to all (and not less than all) of the holders of the then-outstanding Warrants (as such term is defined in the Purchase Agreement), including the Holder (a “Required Exercise Notice” and the date such notice is received by the Holder, the “Required Exercise Notice Date”) to cause all holders of the Warrants to exercise such Warrants for all (and not less than all) Exercise Shares represented by such Warrants.  In the event the Company delivers a Required Exercise Notice in accordance with this Section 2.3, the Holder shall exercise this Warrant in accordance with Section 2.1 in full within five (5) trading days after the Required Exercise Notice Date.  If the Holder has not exercised this Warrant in accordance with the preceding sentence by the end of such five (5) trading day period, then this Warrant shall be deemed to have been exercised in full pursuant to Section 2.2 as of the fifth (5th) trading day after the Required Exercise Notice Date.  The Company may only effect a Required Exercise Notice if the Common Stock is then listed for trading on the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange and/or the American Stock Exchange (or their respective successors) and, to the extent required by the Purchase Agreement, a Registration Statement (as such term is defined in the Purchase Agreement) is effective at all times during the applicable Measurement Period through and including the fifth trading day after the Required Exercise Notice Date.

2.4          Issuance of New Warrants.  Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under the Warrant.

2.5          Automatic Exercise Prior to Expiration.  If and to the extent that this Warrant has not been exercised in full prior to the expiration of the Exercise Period, then, provided that the fair market value of one share of the Common Stock is greater than the Exercise Price on the last trading day immediately preceding expiration of the Exercise Period, this Warrant shall be deemed to have been exercised pursuant to Section 2.2 as of the last trading day immediately preceding expiration of the Exercise Period.  To the extent required by the Purchase Agreement, the Company shall ensure that the Exercise Shares are covered by an effective Registration Statement (as such term is defined in the Purchase Agreement).

3.                                      COVENANTS OF THE COMPANY.

3.1          Covenants as to Exercise Shares.  The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2          No Impairment.  Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.3          Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least 10 days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4.                                      REPRESENTATIONS OF HOLDER.

4.1          Acquisition of Warrant for Personal Account.  The Holder represents and warrants that it is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof.  The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2          Securities Are Not Registered.

(a)           The Holder understands that, as of the date of issuance of this Warrant, the Warrant and the Exercise Shares have not been registered under the Act on the basis that no distribution or public offering of the stock of the Company is to be effected.  The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.  The Holder has no such present intention except as set forth in Article 7 of the Purchase Agreement.  Notwithstanding the foregoing, by making the representations above, Holder is not prohibited from selling or otherwise disposing of any Exercise Shares in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement.

(b)           The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless the transfer thereof is subsequently registered under the Act or an exemption from such registration is available.

(c)           The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

4.3          Legends.

The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.                                      ADJUSTMENT OF EXERCISE PRICE AND SHARES.

(a)           In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company), or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same Aggregate Exercise Price, the total number, class, and kind of shares or other property as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to a Cash Transaction (as defined in Section 8 below).  For purposes of this Section 5 and Section 7, the “Aggregate

Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant.  The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

(b)           If at any time or from time to time the holders of Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(i)            Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than a dividend or distribution covered in Section 5(a) above),

(ii)           any cash paid or payable otherwise than as a cash dividend or

(iii)         Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock pursuant to Section 5(a) above), then and in each such case, the Holder hereof will, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (ii) and (iii) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

6.             FRACTIONAL SHARES.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

7.             REORGANIZATION.  For purposes of this Warrant: (a) the term “Fundamental Transaction” shall mean any capital reorganization of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or an Acquisition or Asset Transfer; (b) the term “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; and (c) the term “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.  In the event of any Fundamental Transaction other than a Cash Transaction (as defined in Section 8 below) at any time during the Exercise Period, then, as a condition of such Fundamental Transaction, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Exercise Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Exercise Shares equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, and the Exercise Price shall be appropriately adjusted so that the Aggregate Exercise Price after such Fundamental Transaction shall be equal to the Aggregate Exercise Price immediately prior to such Fundamental Transaction.

8.             EARLY TERMINATION.  For purposes of this warrant, the term “Cash Transaction” shall mean a Fundamental Transaction in which the consideration received by the Company’s stockholders in exchange for their Common Stock consists solely of cash.  In the event of any Cash Transaction at any time during the Exercise Period, the Company shall provide to the Holder twenty (20) days advance written notice of such event, and this Warrant shall be deemed to have been net exercised pursuant to Section 2.2 unless otherwise exercised prior to the date of such event.

9.             NO STOCKHOLDER RIGHTS.  Except as expressly set forth in Sections 3.3 and 5 hereof, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

10.          TRANSFER OF WARRANT.  Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant and set forth in the Purchase Agreement, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder.  The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel.

11.          LOST, STOLEN, MUTILATED OR DESTROYED WARRANT.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

12.          NOTICES, ETC.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address listed on the signature page hereto and to Holder at the applicable address set forth on the Schedule of Purchasers attached as Exhibit A to the Purchase Agreement or at such other address as the Company or Holder may designate by 10 days advance written notice to the other parties hereto.

13.          ACCEPTANCE.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14.          GOVERNING LAW.  This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of March 7, 2006.

FAVRILLE, INC.

By:

Name:	John P. Longenecker, Ph.D.

Title:	President and Chief Executive Officer

Address:	10421 Pacific Center Court, Suite 150 San Diego, California 92121

NOTICE OF EXERCISE

TO:  FAVRILLE, INC.

(1)           ☐            The undersigned hereby elects to purchase              shares of the Common Stock of FAVRILLE, INC.  (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐            The undersigned hereby elects to purchase                shares of Common Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)           Please issue a certificate or certificates representing said shares of Common Stock of the Company in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated: , 20

Holder’s

Signature:

Holder’s

Address:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.